Exhibit 99.1

Contact:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer (410) 379-3640	Chief Financial Officer (410) 379-3636	Investor Relations (410) 379-3725

GP Strategies Reports EARNINGS OF $0.16 PER SHARE FOR FOURTH QUARTER 2007, ANNOUNCES BOARD APPROVAL OF additional share repurchaseS UNDER BUYBACK program

Elkridge, MD. March 11, 2008. GP Strategies Corporation (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting, engineering and technical services through its principal operating subsidiary General Physics Corporation, today reported strong results for the quarter and year ended December 31, 2007.

Highlights:

Fourth Quarter 2007

•                  Revenue of $70.4 million for fourth quarter of 2007, up $25.0 million or 55% compared to fourth quarter of 2006, and up $9.6 million or 16% from the third quarter of 2007

•                  Operating income of  $5.1 million for the fourth quarter of 2007, up $1.6 million or 47% compared to the fourth quarter of 2006, and up $0.8 million or 19% compared to the third quarter of 2007

•                  EBITDA of $6.3 million for fourth quarter of 2007, up $2.2 million or 53% compared to fourth quarter of 2006, and up $0.8 million or 15% compared to the third quarter of 2007

Fiscal Year 2007

•                  Revenue of $248.4 million for 2007, up $69.6 million or 39% compared to 2006

•                  Operating income of  $17.3 million for 2007, up $5.0 million or 40% compared to 2006

•                  EBITDA of $21.8 million for 2007, up $7.0 million or 47% compared to 2006

Other

•                  Completed acquisition of Performance Consulting Services, Inc. on March 1, 2008

•                  Board authorized an additional $3 million for share repurchases under buyback program

“I am proud to report that the Company reported strong operational results for the fourth quarter of 2007 and for the full year ended, while continuing to move forward on key initiatives that will position the Company as a leader in the custom training and performance improvement industry,” stated Scott N. Greenberg, CEO of GP Strategies. “We have made progress on our global initiatives through acquisitions in Europe and the opening and expansion of offices in Asia Pacific. Also, in 2007 we established ourselves as a leader in custom product sales training through acquisitions, and our annualized revenue from sales training services is now approaching $90 million with a resume of clients in the automotive, manufacturing, software, electronics and financial service industries. In addition, we have invested in the expansion of our global process and energy business with the recent acquisition of Performance Consulting Services, Inc. With our organic growth initiatives and acquisition strategy, the Company is well positioned for the future.”

Fourth Quarter Results

Revenue was $70.4 million for the quarter ended December 31, 2007 compared to $45.4 million for the quarter ended December 31, 2006. The $25.0 million, or 55%, increase in revenue during the fourth quarter of 2007 is due to the following drivers by business segment:

•                  Sandy Training & Marketing revenue was $20.1 million for the fourth quarter of 2007. The Sandy Training & Marketing segment was formed as a result of the acquisition of the business of Sandy Corporation (Sandy) in January 2007. Sandy provides custom sales training and print-based and electronic publications primarily to the automotive industry.

•                  Manufacturing & BPO revenue increased $5.1 million, or 20%, to $30.8 million for the fourth quarter of 2007 from $25.8 million for the fourth quarter of 2006. The net increase in revenue is primarily attributable to a $2.8 million increase in revenue from our operations in the United Kingdom (UK) (primarily due to the acquisition of Smallpeice Enterprises Ltd. (SEL) on June 1, 2007 which contributed $1.5 million of revenue for the fourth quarter of 2007, with the remainder of the increase in the UK due to increases in exchange rates and increases in business processing outsourcing and technical training services provided to new and existing customers), and the acquisition of Via Training, LLC (Via) on October 1, 2007 which contributed $1.5 million in revenue for the fourth quarter of 2007.

•                  Process, Energy & Government revenue decreased $0.2 million, or 1%, to $19.5 million for the fourth quarter of 2007 from $19.6 million for the fourth quarter of 2006. Despite the slight decline in revenue quarter over quarter, this segment experienced significant increases in revenue for training, engineering and technical services provided to energy and petroleum and refining customers, offset by decreases in revenue due to the conclusion of hurricane recovery services in 2006 and the completion of chemical demilitarization and environmental projects with government clients.

During the fourth quarter of 2007, operating income increased $1.6 million, or 47%, to $5.1 million from $3.5 million for the fourth quarter of 2006. This increase in operating income is primarily attributable to the following:

•                  An increase in gross profit of $3.5 million, or 51%, which consisted of a $2.8 million increase in gross profit attributable to the Sandy Training & Marketing segment, a $0.5 million increase in gross profit in the Manufacturing & BPO segment, and a $0.2 million increase in gross profit in the Process, Energy & Government segment; offset by

•                  An increase in selling, general and administrative expenses of $1.9 million, or 55%, primarily due to an increase in amortization expense of $0.4 million related to intangible assets recorded in connection with our acquisitions in 2007, an increase in labor, benefits and facilities expense of $0.5 million primarily due to acquisitions in 2007, and an increase in a restructuring charge of $0.6 million related to a facility lease in the UK.

Income before income tax expense was $5.1 million for the fourth quarter of 2007 compared to $3.4 million for the fourth quarter of 2006. Net income was $2.7 million, or $0.16 per diluted share, for the fourth quarter of 2007 compared to $1.8 million, or $0.11 per diluted share, for the fourth quarter of 2006. The increases in income before income tax expense, net income and earnings per share during the fourth quarter of 2007 were primarily due to the increases in operating income discussed above.

Fiscal Year 2007 Results

Revenue was $248.4 million for the year ended December 31, 2007 compared to $178.8 million for the year ended December 31, 2006. The $69.6 million, or 39%, increase in revenue consisted of $65.5 million of revenue attributable to the Sandy Training & Marketing segment and a $9.7 million increase in revenue attributable to the Manufacturing & BPO segment, offset by a $5.6 million decrease in revenue attributable to the Process, Energy & Government segment. The revenue fluctuations for the year ended December 31, 2007 compared to 2006 are largely due to the same factors discussed above in the fourth quarter 2007 results.

During the year ended December 31, 2007, operating income increased $5.0 million, or 40%, to $17.3 million, compared to $12.3 million in 2006. The increase in operating income is primarily attributable to the following:

•                  An increase in gross profit of $10.3 million, or 39%, which consisted of a $7.4 million increase in gross profit attributable to the Sandy Training & Marketing segment, a $1.1 million increase in gross profit attributable to the Manufacturing & BPO segment, and a $1.8 million increase in gross profit attributable to the Process, Energy & Government segment (primarily due to significant increases in profitability on contracts with petroleum and refining customers, which occurred despite the overall decline in revenue for this segment); offset by

•                  An increase in selling, general and administrative expenses of $5.3 million, or 37%, primarily due to an increase in amortization expense of $1.8 million related to intangible assets recorded in connection with our acquisitions in 2007, an increase in labor, benefits and facilities expense of $1.6 million primarily as a result of our acquisitions in 2007, an increase in a restructuring charge of $0.6 million related to a facility lease in the UK, and other increases in general corporate overhead expenses in 2007 compared to 2006.

Income before income tax expense was $16.9 million for the year ended December 31, 2007 compared to $11.7 million in 2006. Net income was $9.7 million, or $0.56 per diluted share, for the year ended December 31, 2007 compared to $6.6 million, or $0.40 per diluted share, in 2006. The increases in income before income tax expense, net income and earnings per share during the year ended December 31, 2007 were primarily due to increased operating income discussed above, which is attributable to increases in income across all business segments as well as the Sandy and SEL acquisitions, which were accretive to earnings in 2007.

Share Repurchase Program

During the quarter and year ended December 31, 2007, we repurchased 423,200 and 678,500 shares, respectively, of our common stock in the open market for approximately $4.0 million and $6.5 million, respectively, in cash. As of December 31, 2007, there was approximately $0.4 million remaining to be used for future repurchases under the $10 million buyback program. In March 2008, our Board of Directors authorized an additional $3 million of future share repurchases under the buyback program.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on March 11, 2008. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in number for the live conference call will be
888-633-3324 using conference ID number 37992235. A telephone replay of the call will also be available beginning at 11:00 a.m. on March 11th, until 11:59 p.m. on March 25th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 37992235.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation – EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation, is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share and share data)

(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue	$70,384	$45,425	$248,422	$178,783
Cost of revenue	59,937	38,488	211,582	152,217
Gross profit	10,447	6,937	36,840	26,566
Selling, general and administrative expenses	5,305	3,431	19,578	14,262
Operating income	5,142	3,506	17,262	12,304
Interest expense	263	325	1,218	1,558
Other income	200	200	862	964
Income before income tax expense	5,079	3,381	16,906	11,710
Income tax expense	2,340	1,600	7,222	5,068
Net income	$2,739	$1,781	$9,684	$6,642

Other data:
EBITDA (1)	$6,261	$4,092	$21,761	$14,792

Basic weighted average shares outstanding	16,866	15,840	16,654	15,818
Diluted weighted average shares outstanding	17,181	16,781	17,165	16,731

Per common share data:
Basic earnings per share	$0.16	$0.11	$0.58	$0.42
Diluted earnings per share	$0.16	$0.11	$0.56	$0.40

Non-GAAP Reconciliation – EBITDA

(Dollars in thousands)

(Unaudited)

	Quarters ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$2,739	$1,781	$9,684	$6,642
Interest expense	263	325	1,218	1,558
Income tax expense	2,340	1,600	7,222	5,068
Depreciation and amortization	919	386	3,637	1,524
EBITDA (1)	$6,261	$4,092	$21,761	$14,792

(1)          Earnings before interest, income taxes, depreciation and amortization (EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	December 31,
	2007	2006
Current assets:
Cash and cash equivalents	$3,868	$8,660
Accounts and other receivables	46,897	26,628
Inventories, net	577	—
Costs and estimated earnings in excess of billings on uncompleted contracts	13,995	11,257
Prepaid expenses and other current assets	8,208	6,411
Total current assets	73,545	52,956
Property, plant and equipment, net	2,843	1,859
Goodwill and other intangibles, net	68,088	57,460
Deferred tax assets	—	7,420
Other assets	2,969	1,705
Total assets	$147,445	$121,400

Current liabilities:
Short-term borrowings	$2,953	$—
Current maturities of long-term debt	8,021	30
Accounts payable and accrued expenses	32,820	22,903
Billings in excess of costs and estimated earnings on uncompleted contracts	11,671	6,881
Total current liabilities	55,465	29,814
Long-term debt less current maturities	26	10,896
Other non-current liabilities	1,572	959
Total liabilities	57,063	41,669
Total stockholders’ equity	90,382	79,731
Total liabilities and stockholders’ equity	$147,445	$121,400

# # # #